EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-196646, 333-184181, 333-176174, 333-171244, 333-159592, and 333-149662 on Form S-8 and Registration Statement Nos. 333-195855, 333-183313, 333-171944, 333-170503, 333-171052, 333-166011, and 333-158516 on Form S-3 of our reports dated March 13, 2015, relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary and the effectiveness of EnteroMedics Inc. and subsidiary’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
March 13, 2015